EXHIBIT 4.1


                              AMENDMENT NUMBER TWO
                                     TO THE
                 RIGHTS AGREEMENT DATED AS OF SEPTEMBER 16, 1996
                         BETWEEN CELGENE CORPORATION AND
            AMERICAN STOCK TRANSFER & TRUST COMPANY, AS RIGHTS AGENT

Reference is made to the Rights Agreement dated as of September 16, 1996 between Celgene Corporation (the "Corporation") and American Stock Transfer & Trust Company, as Rights Agent, as thereafter amended (the "Rights Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Rights Agreement.

         1. Section 1 of the Rights Agreement is hereby amended to include the following new definition in the appropriate alphabetical position, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

                  "Institutional Investor" shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) promulgated under the Exchange Act (as such rule is in effect on the date hereof) and that is principally engaged in the business of managing investment funds for unaffiliated securities investors having an aggregate value of at least $10 billion.

         2. Section 1(a) of the Rights Agreement is hereby deleted in its entirety and restated to read as follows:

                  (a) "Acquiring Person" shall mean any Person who or that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer (as hereinafter defined)) or was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of 15% or more of the then outstanding Common Shares. Notwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Corporation, (ii) any Subsidiary of the Corporation,
(iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (iv) any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, or (v) any Person that is an Institutional Investor, but only so long as (1) such Institutional Investor shall be the Beneficial Owner of less than 17% of the then outstanding Common Shares (other than as a result of a Permitted Offer) and (2) such Institutional Investor is eligible to report (and does in fact report) such ownership on Schedule 13G under the Exchange Act, and is not required to file a
Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D would state a present intention to hold such Common Shares with the purpose or effect of changing or influencing the control of the Corporation, or in connection with or as a participant in any transaction having such purpose or effect, and (B) no Person shall become an "Acquiring Person":

                           (i) as a result of the acquisition of Common Shares
by the Corporation which, by reducing the number of Common Shares outstanding , increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person; provided that if (1) a Person would be or become an Acquiring Person (but for
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the operation of this subclause (i)) as a result of the acquisition of Common
Shares by the Corporation, and (2) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person; or

                           (ii) if the Board of Directors determines in good
faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently, and such Person (1) does not attempt to exercise any control over the business affairs or management of the Corporation, including by means of a proxy solicitation, and (2) divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed an "Acquiring Person" for any purposes of this Agreement.





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Except as amended hereby, the Rights Agreement shall continue in full force and effect.

Dated as of August 13, 2003


CELGENE CORPORATION


By:

         /s/ Robert J. Hugin
         --------------------------------------------
         Name:  Robert J. Hugin
         Title: Chief Financial Officer and Secretary

Countersigned:

AMERICAN STOCK TRANSFER & TRUST COMPANY


By:      /s/ Michael Kafunkel
         --------------------------------------------
         Name:  Michael Kafunkel
         Title: President
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                              OFFICER'S CERTIFICATE
                                       OF
                               CELGENE CORPORATION

         Referring to Section 27 of the Rights Agreement dated as of September 16, 1996, as thereafter amended, between Celgene Corporation and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), the undersigned does hereby certify that Amendment Number Two to the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

         IN WITNESS WHEREOF, the undersigned has signed his name this 13th day of August, 2003.


                                          By: /s/  Robert J. Hugin
                                              ----------------------------------
                                              Name:  Robert J. Hugin
                                              Title: Chief Financial Officer and
                                                     Secretary